Exhibit 10.B.01
EXECUTION COPY

VIDEO-ON-DEMAND CONTENT LICENSE AGREEMENT
between
Rogers Cable Communications Inc. (“Rogers”) and
EuroMedia Holdings Corp. (“Licensor”) offering EurocinemaSM Video-on-Demand service made as of July 11 , 2006 (the “Effective Date”)
(the “Agreement”)

1.	RIGHTS GRANTED

Licensor grants to Rogers the non-exclusive license and right to distribute and exhibit in Canada (the “Territory”) all entertainment programming to which Licensor owns or controls the VOD distribution and exhibition rights in the Territory (collectively, “Licensed Programs”) to residential subscribers of Rogers’ digital cable television service on a Video-on-Demand (“VOD”) basis. For clarity, the VOD service that Rogers provides to such subscribers shall hereinafter be referred to as the “ROD Service”.

2.	LICENSED PROGRAMS.

(a)
Subject to Section 3, Licensor shall forthwith provide to Rogers a comprehensive list (including title, length of program, license period and availability date) of all currently available Licensed Programs. During the Term, Licensor shall use best efforts to add newly available Licensed Programs to such list, and may periodically delete Licensed Programs from such list; provided, however, that: (i) Licensor shall provide to Rogers at least ninety (90) days prior notice of the availability date of any Licensed Program added to such list during the Term; (ii) Licensor shall provide to Rogers at least sixty (60) days prior notice of the deletion of any Licensed Program from such list; and (iii) Licensor shall be responsible for any and all reasonable costs and/or losses incurred by Rogers as a result of any deletions from such list during the Term.

(b)
Rogers reserves the right, in its sole discretion, to determine which Licensed Programs to distribute and exhibit on the ROD Service and, without limiting the generality of the foregoing, may decline to distribute or exhibit any Licensed Program that it determines, in its sole discretion, is unsuitable for distribution or exhibition on the ROD Service.

(c)	Licensor shall use commercial reasonable efforts to provide Rogers with Licensed Programs with closed captioning.

3.	AVAILABILITY DATE.

(a)
Subject to Section 3(b), the availability date for any Licensed Program that is a feature-length motion picture or direct-to-video product shall be no later than ninety (90) days following the date on which such Licensed Program is made available for home video distribution within the U.S or the Territory.

(b)
In the event that Licensor grants to another VOD or Pay-Per-View (“PPV”) service provider in the U.S. or the Territory the right to distribute or exhibit any Licensed Program on an earlier availability date, then Licensor shall also grant to Rogers the right to distribute and exhibit such Licensed Program on such earlier availability date, on the terms provided herein.

(c)
Licensor shall not authorize the distribution or exhibition of any Licensed Program by any other means, including, without limitation, television (other than PPV) and internet, for a period of ninety (90) consecutive days following such Licensed Program’s VOD availability date.

4.	LICENSE PERIOD.

During the Term, Rogers shall have the non-exclusive right to distribute and exhibit each Licensed Program on a VOD basis for a period of ninety (90) consecutive days, or such longer period as may be agreed to by Rogers and Licensor (the “License Period”).

5.	VIEWING PERIOD.

The viewing period for each Licensed Program shall be at least twenty-four (24) consecutive hours, or such longer period as may be agreed to by Rogers and Licensor from time to time (the “Viewing Period”). Multiple viewings of the Licensed Program shall be permitted during the Viewing Period for no additional fee and all such viewings shall be considered a single exhibition of the Licensed Program for the purposes of calculating License Fees hereunder.

6.	LICENSE FEES.

(a)	Rogers shall pay to Licensor a fee (the “License Fee”), which shall be equal to fifty (50)% of Retail Revenues.

For the purposes of this Agreement, “Retail Revenues” means the retail revenues actually received by Rogers for each authorized exhibition of a Licensed Program on the ROD Service, less GST and applicable sales tax. For greater certainty, Retail Revenues shall not include any fees payable to Rogers for: (i) the purchase, rental or installation of a digital terminal; (ii) any basic or premium television services; or (iii) digital cable access.

(b)	Notwithstanding Section 6(a) above,

(i)	Prior to calculating License Fees, Rogers shall be entitled to deduct from Retail Revenues on a rolling monthly basis during the Term (“Rogers Costs”):

(A)	the value of programming credits, rebates or other retail price discounts provided to ROD Service subscribers in conjunction with a public marketing or promotional initiative;

(B)	the value of refunds provided by Rogers to ROD Service subscribers for technical or other errors during such month;

(C)
the percentage equal to Rogers’ average year-to-end bad debt exposure (including credit collection costs) for the then current calendar year in respect of all Rogers’ cable television subscribers (expressed as a percentage)

(D)	encoding costs incurred by Rogers, if applicable, pursuant to Section 8 (a) ; and

(E)	closed captioning costs incurred by Rogers to comply with Applicable Law.

(ii)	Rogers shall be entitled to deduct from License Fees on a rolling monthly basis during the Term:

(A)	the marketing allowance pursuant to Section 12;

(B)	the Production Fund Commitment pursuant to Section 13; and

(C)	copyright royalty payments pursuant to Section 17.

(c)
Payment of License Fees shall be made in Canadian funds in arrears within thirty (30) days following each calendar month during the Term in which Licensed Programs were exhibited hereunder and shall be accompanied by a statement of account showing the calculation of the License Fees.

(d)
In the event that Retail Revenues in a particular month are not sufficient to fully reimburse Rogers for the Rogers Costs incurred in such month, Rogers shall be entitled to recover such amounts against Retail Revenues generated by other Licensed Programs in subsequent months.

(e)
There shall be no minimum License Fee or retail viewing fee with respect to any Licensed Program. Additionally, Rogers shall not be required to pay any License Fees for VOD exhibitions of any Licensed Program occurring on or off premises that are made for the purposes of quality assurance or testing.

(f)	Rogers shall be entitled to withhold from License Fees applicable withholding taxes and to remit same to the responsible taxing authorities, as required by Applicable Law.

7.	TERM.

The term of this Agreement (the “Initial Term”) shall commence as of the Effective Date and, unless earlier terminated in accordance with this Agreement, shall terminate on June 30, 2010. At Rogers’ option, this Agreement shall renew for a subsequent term of two (2) years on the terms and conditions herein (the “Renewal Term”). Notwithstanding the foregoing, if, at the expiry of this Agreement following the Initial Term or the Renewal Term (if any), as applicable, Licensor and Rogers have not executed a new agreement governing the VOD distribution and exhibition of Licensed Programs and Rogers (or its permitted assigns) continues to distribute and exhibit Licensed Programs on the ROD Service following such expiry, such continued distribution and exhibition shall be governed by the terms of this Agreement in effect at the time of expiry, except that each of Licensor and Rogers shall have the right, on sixty (60) days’ prior written notice, to terminate this Agreement, as so extended. For greater certainty, all references to “Term” in this Agreement shall include the Initial Term, the Renewal Term (if any) and any period during which this Agreement continues following its expiry in accordance with this Section.

8.	ENCODING AND DELIVERY OF LICENSED PROGRAMS.

(a)
Licensor shall, at its sole expense, encode each Licensed Program selected for distribution and exhibition by Rogers hereunder and shall deliver such fully encoded Licensed Program to Rogers on a DLT master tape, DVD-R disc or other master pre-recorded format acceptable to Rogers (each, a “Master”) at least thirty (30) days prior to the availability date for such Licensed Program. Such Masters shall at all times remain the sole property of Licensor and, within fifteen (15) days following the termination or expiration of this Agreement, Rogers shall either return to Licensor all such Masters then in its possession, or issue a certificate of erasure.

(b)
To the extent any Master delivered by Licensor hereunder is determined by Rogers, in its sole discretion, acting reasonably, to be defective: (i) Licensor shall forthwith provide Rogers with a replacement Master; and (ii) if Rogers is unable to distribute and/or exhibit the Licensed Program on the availability date as a result of the defectiveness of any such Master, the License Fee payable in respect of such Licensed Program shall be reduced by 10% for the balance of the License Period.

9.	TECHNICAL STANDARDS.

In carrying out its obligations hereunder, Licensor agrees to comply with Rogers’ technical standards for materials, as specified by Rogers from time to time. Licensor hereby acknowledges receipt of a copy of or website link to CableLabs technical specifications.

10.	MARKETING AND PROMOTION.

(a)
Licensor shall provide, at its sole expense and on a timely basis, promotional materials and trailers for each Licensed Program selected for distribution and exhibition by Rogers hereunder, for use by Rogers to advertise and promote the availability of such Licensed Program on the ROD Service. Such promotional materials shall include, but not be limited to: (i) a promotional poster image or related film content in an electronic format; (ii) relevant metadata; (iii) trailer of Licensed Program in an encoded format; and (iv) title and related data.

(b)
Licensor shall make available to Rogers, on a free trial basis and at no cost to Rogers, not less than ten (10) Licensed Programs at all times during the Term (each, a “Promotional Program”) for distribution and exhibition on the ROD Service to promote the Licensed Programs and the ROD Service. Licensor shall refresh the Promotional Programs at a frequency rate to be mutually agreed upon in writing by Rogers and Licensor.

(c)
Licensor acknowledges and agrees that Rogers shall be entitled to insert a minimum of four (4) minutes of promotional materials per thirty (30) minutes of Promotional Programs. Rogers shall ensure that at least 75% of such promotional materials directly or indirectly promotes the Licensed Programs.

(d)
Licensor shall use commercially reasonable efforts to promote the ROD Service through Licensor’s consumer-facing advertising and promotional mediums within the Territory. Such mediums shall include, but not be limited to: (i) television; (ii) radio; (iii) print; (iv) Internet; and (v) event-based marketing. Licensor will deliver accurate, representative samples of all such advertising and promotions to Rogers at least five (5) business days in advance for Rogers’ prior review and approval.

11.	GUI/EPG.

Licensor, at its sole expense and on a timely basis, shall provide complete, accurate and informative listing and descriptive information in respect of each Licensed Program selected for distribution and exhibition by Rogers hereunder (including, without limitation, synopsis, theme, rating, closed captioning and such other information as may be appropriate or otherwise required by Rogers) to Rogers’ graphic user interface (“GUI”) or electronic programming guide provider (“EPG”), as the case may be, as designated by Rogers from time to time.

12.	MARKETING ALLOWANCE.

In consideration for various services and activities that Rogers performs for the benefit of Licensor during the Term, Licensor agrees to pay to Rogers an amount which shall be equal to ten (10)% of License Fees, calculated on a rolling basis during the Term and payable monthly.

13.	PRODUCTION FUND.

For so long as Rogers is required by Applicable Law to contribute a percentage of its gross annual revenues from the ROD Service to an independently-administered Canadian program production fund, Licensor shall reimburse Rogers for 50% of the amount required to be remitted to such production fund by Rogers in respect of the exhibition of Licensed Programs (the “Production Fund Commitment”). The Production Fund Commitment shall be calculated monthly during the Term and shall be deducted as set out in Section 6 (b).

14.	REPRESENTATIONS AND WARRANTIES.

(a)	Each of Rogers and Licensor represents and warrants to the other that it has the necessary power and authority to enter into this Agreement and to fully perform its obligations hereunder.

(b)	Licensor represents, warrants and covenants to Rogers that:

(i)	it is validly incorporated under the laws of The State of Florida, USA

(ii)
it has obtained, and shall maintain throughout the Term, all necessary rights, clearances and authorizations to enter into this Agreement and fully perform its obligations hereunder in compliance with Applicable Law and, in particular, to permit Rogers to distribute and exhibit the Licensed Programs on a VOD basis in the Territory;

(iii)
it has obtained, and shall maintain throughout the Term, all approvals and/or ratings from provincial authorities necessary to distribute and exhibit each Licensed Program, trailer and other promotional materials provided to Rogers hereunder;

(iv)	it unilaterally owns or controls the VOD distribution and exhibition rights to all Licensed Programs within the Territory; and

(v)
it has obtained, and shall maintain throughout the Term, all necessary rights to any equipment and/or technology used to provide the encoding services hereunder and its use of such services shall not violate the rights of any third party.

15.	INDEMNIFICATION.

(a)
Licensor shall indemnify Rogers and its affiliates from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, reasonable legal fees) arising out of or caused by:

(i)	any breach by Licensor of any material term of this Agreement;

(ii)
the content of any Licensed Program, trailer and/or other promotional materials provided by Licensor to Rogers hereunder (including, without limitation, any libelous, slanderous or obscene material, violations of copyright, trade-mark rights or other intellectual property rights, personality right, right of privacy or literary or dramatic right); and

(iii)	any encoding or other services provided by Licensor hereunder.

(b)
Rogers shall indemnify Licensor and its affiliates from and against any and all claims, damages, liabilities, costs and expenses (including, without limitation, reasonable legal fees) arising out of or caused by:

(i)	any breach by Rogers of any material term of this Agreement; and

(ii)	any claim by a Rogers customer, except a claim related to the content of any Licensed Program, trailer and/or other promotional materials provided by Licensor to Rogers hereunder.

(c)	This Section shall survive the termination or expiration of this Agreement.

16.	LIMITATION OF LIABILITY.

Except with respect to any claim or liability arising from an infringement of any third party intellectual property right, in no event shall either party be liable for any special, indirect, consequential, punitive or incidental damages of any kind. This Section shall survive the termination or expiration of this Agreement.

17.	COPYRIGHT ROYALTY PAYMENTS.

For so long as Rogers is required by Applicable Law to pay copyright royalties relating to Licensed Programs hereunder, Licensor shall reimburse Rogers for 50% of any such royalties actually paid by Rogers, calculated on a rolling basis during the Term and payable monthly. This Section shall survive the termination or expiration of this Agreement.

18.	ROGERS’ TERMINATION RIGHTS.

Notwithstanding any other provision of this Agreement, Rogers may terminate this Agreement, at any time, upon sixty (60) days’ prior written notice to Licensor.

19.	MUTUAL TERMINATION RIGHTS.

Either Rogers or Licensor may, at its option and without prejudice to any other remedies available to it, immediately terminate this Agreement by giving written notice thereof to the other party for any one or more of the following causes:

(a)	the other party defaults in the performance or observance of any of the material terms of this Agreement and such default continues for a period of thirty (30) days after written notice thereof;

(b)	if, at any time, an order is made or an effective resolution is passed for the winding-up, liquidation or dissolution of the other party that is not immediately stayed by appeal;

(c)
if, at any time, the other party consents to or makes a general assignment for the benefit of creditors, or makes a proposal under, or takes advantage of, any insolvency, restructuring or reorganization legislation, or is declared bankrupt, or if a liquidator, trustee in bankruptcy, custodian or receiver and manager or other officer with similar powers is appointed of the other party or of all or substantially all of the other party’s property which is not immediately stayed by appeal; or

(d)	Rogers, or any person to whom Rogers has assigned, sold or transferred this Agreement, ceases to offer the ROD Service.

20.	EFFECT OF TERMINATION.

If either party terminates this Agreement prior to its expiration, Rogers shall be entitled to continue to distribute and exhibit all Licensed Programs then being distributed and exhibited on the ROD Service, in each case, for a period of sixty (60) days from the effective date of termination or the expiry of the relevant License Period, whichever is earlier, and, in such event, Rogers shall continue to be bound by its payment obligations set forth herein in respect of such Licensed Programs. This Section shall survive the termination of this Agreement for a period of sixty (60) days.

21.	MOST FAVOURED NATIONS.

If Licensor enters, or has entered, into an agreement or series of agreements (including side letters, understandings or arrangements, whether oral or written, whether formal or informal, whether now or hereafter effective, or whether on a long-term basis or short-term basis) with a third party for the distribution and exhibition of Licensed Programs in the U.S. or the Territory on a VOD basis, or any other basis that permits the downloading of such Licensed Programs and the subsequent viewing of such Licensed Programs by a residential subscriber, on terms (including, without limitation, license fees, copyright royalty payments, encoding fees and obligations, and marketing support) that are more favourable than those contained in this Agreement, then Rogers has the right to incorporate, or substitute, as the case may be, such term or terms into this Agreement, effective as of the date on which such term or terms were accorded to the third party and for the balance of the period such term or terms are applicable to such third party. Licensor shall provide to Rogers, no later than February 28 in each year, a sworn statement of a senior officer of Licensor, or a certificate of the auditors of Licensor, confirming that, during the immediately preceding calendar year, Licensor did not enter into such an agreement or series of agreements or, if it did enter into such agreement(s), confirming the effective date thereof and identifying the terms contained therein that are more favourable than those contained in this Agreement. During the Term, and for a period of twelve (12) months thereafter, Rogers (and its representatives) shall have the right, upon reasonable prior written notice to Licensor, and during regular business hours, to inspect and/or audit Licensor’s books and records to confirm compliance with Licensor’s obligations under this Section. This Section shall survive the expiry or other termination of this Agreement for a period of twelve (12) months.

22.	CONFIDENTIALITY AND OWNERSHIP.

(a)
Rogers and Licensor each agree to maintain the provisions of this Agreement in the strictest confidence, except that the parties may disclose such terms to their affiliates, their respective professional advisors and, in such event, to the extent necessary to: (i) enforce their respective rights hereunder; (ii) comply with the valid order of an administrative agency or court of competent jurisdiction, or with any Applicable Law; and (iii) comply with contractual obligations owed to third parties; provided, however, that, in the case of any disclosure pursuant to items (ii) or (iii) above, (A) the disclosing party shall notify the other party as soon as practicable (and if possible prior to disclosure) and (B) any information so disclosed shall be redacted to the greatest extent possible.

(b)
Each party agrees to use the other party’s confidential information solely for the purpose of fulfilling its obligations under this Agreement, to hold the other party’s confidential information in confidence and to protect the confidentiality of such confidential information using the same degree of care as it uses to protect its own confidential information of a like nature, which shall, in any event, be no less than a degree of care consistent with industry standards. Notwithstanding the foregoing, the receiving party may disclose confidential information to the extent required to comply with the valid order of an administrative agency or court of competent jurisdiction, or with any Applicable Law (provided that the receiving party shall notify the other party as soon as practicable (and if possible prior to disclosure) and any information so disclosed shall be redacted to the greatest extent possible).

(c)
Rogers shall own all data and information relating to Rogers’ subscribers, including, without limitation, all personal and demographic information, all information relating to an individual subscriber’s use of the ROD Service and all aggregate information relating to the use by Rogers’ subscribers of the ROD Service (collectively, “Rogers Subscriber Information”). Licensor acknowledges that Rogers Subscriber Information constitutes valuable assets of Rogers and agrees to hold all Rogers Subscriber Information strictly confidential in accordance with the provisions set forth in Section 22(b) above.

(d)	This Section shall survive the termination or expiration of this Agreement.

23.	GOVERNING LAW.

This Agreement shall be governed by laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereby attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario. This Section shall survive the termination or expiration of this Agreement.

24.	ASSIGNMENT.

This Agreement may not be assigned, sold or transferred without the prior written consent of the other party. Notwithstanding the foregoing, Rogers may, without consent, assign its rights and obligations under this Agreement in whole or in part to: (i) a person that directly or indirectly controls, is controlled by or is under common control with Rogers; or (ii) a purchaser of all or substantially all of the assets used in connection with the ROD Service. A change of control of Rogers shall not be considered an assignment of this Agreement. Any purported assignment, sale, or transfer in contravention of this Section shall be null and void.

25.	FORCE MAJEURE.

Neither party shall be liable to the other for temporary failure to perform hereunder, if such failure is caused by reason of an Act of God, tempest, satellite circuit failure, labour dispute, strike, temporary or permanent breakdown of facilities, fire, flood, Applicable Law, civil disturbance, or any other cause beyond the parties’ respective control. In the event of any force majeure which continues for a period of thirty (30) days or more, the party not immediately affected by such force majeure event may, upon notice to the other party, terminate this Agreement.

26.	NOTICES.

Any notice, request, demand, consent or other communication (collectively a “Notice”) provided or permitted hereunder shall be in writing and given by personal delivery (against receipt), or sent by registered mail (against receipt) postage prepaid, or transmitted by facsimile (provided that a hard copy is immediately sent by registered mail), addressed to the other party for which it is intended at its address below:

To Rogers:

Rogers Cable Communications Inc.
333 Bloor Street East
Toronto, Ontario
M4W 1G9
Attention: Vice-President, General Manager, Television
FAX: (416) 935-4600

with a copy to:

Rogers Communications Inc.
333 Bloor Street East
Toronto, Ontario
M4W 1G9
Attention: Vice-President, General Counsel
FAX: (416) 935-3548

To Licensor:

Sebastien Perioche

Eurocinema

1395 Brickell Ave.,

Suite 800,

Miami, FL 33131, 305-529-6220

FAX: 305-529-6201

Any Notice given pursuant to this Agreement shall make specific reference to this Agreement. Any Notice so given shall be deemed to have been received on the date on which it was delivered in person, or transmitted, if delivered or transmitted on a day, other than a Saturday, on which the Toronto-Dominion Bank in Toronto is open for business (a “Business Day”) during normal business hours of the recipient and, if not so delivered or transmitted, on the next Business Day or, if sent by registered mail, on the fifth (5th) Business Day thereafter; provided, however, that either party may change its address and/or facsimile number for purposes of receipt of any such communication by giving ten (10) days prior written notice of such change to the other party in the manner prescribed above.

27.	APPLICABLE LAW.

This Agreement is subject to all laws, regulations, license conditions and decisions of the Canadian Radio-television and Telecommunications Commission (“CRTC”) municipal, provincial and federal governments or other authorities which are applicable to Rogers and/or Licensor, and which are now in force or hereafter adopted (“Applicable Law”). In the event that any such law, regulation or decision comes into force during the Term concerning the subject matter of this Agreement, such that it prevents or diminishes either party’s ability to perform under this Agreement, the parties agree to enter into good faith negotiations to amend this Agreement, where required, in order to remedy such diminution of or inability to perform.

28.	SET-OFF.

Rogers shall be entitled to set off any sums owing to Licensor against any sums owing by Licensor to Rogers hereunder.

29.	LEGAL EFFECT.

(a)	Nothing herein contained shall be deemed to create and the parties do not intend to create any relationships of partner, agent or joint venture as between Rogers and Licensor.

(b)
Subject to Section 29(d) below, this Agreement constitutes a binding agreement with respect to the matters set out herein and supersedes all prior agreements, negotiations, representations and proposals, whether written or oral. There are no conditions, covenants, representations or warranties, express or implied, statutory or otherwise relating to the subject matter hereof except as herein expressly provided.

(c)
No amendment, waiver or modification of any provision of this Agreement shall be binding on a party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided in writing.

(d)
This Agreement shall not become a valid and binding contract unless and until each party has duly executed two (2) copies of this Agreement and one fully executed copy of the Agreement has been delivered to, or received by, each party. For greater certainty, there shall be no agreement between the parties with respect to the subject matter of this Agreement, whether written or oral, express, implied or otherwise, until the parties have complied with the execution and delivery requirements set forth in this Section 29(d), notwithstanding any performance between the parties concerning the subject matter of this document.

To indicate your agreement to the foregoing, please sign and date the Agreement and return it by fax, with an original by courier, to Rogers Cable Communications Inc., 333 Bloor Street East, Toronto, Ontario, M4W 1G9, Attention: Vice-President, Strategy & Development.

ROGERS CABLE COMMUNICATIONS INC.

Per:
Name: Edward Rogers Title: President and CEO

Per:
Name: David Purdy Title: Vice-President, General Manager, Television

ACCEPTED and AGREED TO this ______ day of ____________, 2006.

Per:
Name: Sebastien Perioche Title: Chairman/CEO